Exhibit 23.1






The Board of Directors
Bell & Howell company:

We consent to incorporation by reference in the registration statement on Form S-8 of Bell & Howell Company of our reports dated February 19, 1997, relating to the consolidated balance sheets of Bell & Howell Company and subsidiaries as of the end of fiscal years 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fiscal years 1994, 1995 and 1996, and related financial statement schedule, which reports appear in the fiscal year 1996 annual report on Form 10-K of Bell & Howell Company.


                                             KPMG Peat Marwick LLP



Chicago, Illinois
March 16, 1998